J. Supplemental Proxy Information (Unaudited)

The Annual Meeting of the Stockholders of the Fund was held on June 15, 2000.
 The following is a summary of the proposal presented and the total number of shares voted:

   Proposal:        Votes in FavVotes AgaiVotes Abstained
     1. To elect the following
           Andrew McNally IV    3,149,10   804,780
           Frederick O. Robertshaw    3,149,66   804,223
           Harold J. Schaaff, Jr.    3,151,24   802,640
           Fergus Reid    3,148,59   805,293
                                   Graham E. Jones    3,148,74   805,139
                                   John D. Barrett II 3,149,10   804,780
                                   Samuel T. Reeves    3,148,59   805,293
                                   Gerard E. Jones    3,149,10   804,780

The Annual Meeting of the Stockholders of the Fund was reconvened on August 1 2000. The following is a summary of the proposal presented and the total number of shares voted:

        Proposal:            Votes in FavVotes AgaiVotes Abstained
        2. To ratify the selection of Ernst & Young LLP as independent
        accountants of the Fund     2,907,33   843,149       4,881